Exhibit 5.1

Letterhead of Morgan, Lewis & Bockius LLP

June 6, 2018

MEI Pharma, Inc.

3611 Valley Centre Drive, Suite 500

San Diego, California 92130

Re:	MEI Pharma, Inc. – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for MEI Pharma, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on the date hereof. The Registration Statement relates to (i) the offer and sale of 49,504,941 shares of common stock of the Company, par value $0.00000002 per share (“Common Stock”), from time to time by certain stockholders of the Company identified therein, consisting of (x) 33,003,296 issued and outstanding shares of Common Stock (the “Issued Shares”), and (y) 16,501,645 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of warrants (the “Warrants”) issued on May 16, 2018. The Issued Shares and the Warrant Shares are collectively referred to as the “Shares”. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement, the Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Amended and Restated By-Laws (the “By-Laws”) of the Company and the Warrants and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

MEI Pharma, Inc.

June 6, 2018

We have also assumed that (i) the Registration Statement and any amendments thereto will have become effective and comply with all applicable laws and no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, in each case, at the time the Shares are offered and sold as contemplated by the Registration Statement and (ii) all Shares will be offered and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement.

As to any facts that are material to the opinions hereinafter expressed, we have relied without investigation upon certificates of officers of the Company.

Based on the foregoing, we are of the opinion that (i) the Issued Shares have been duly authorized, validly issued and are fully paid and nonassessable, and (ii) the Warrant Shares have been duly authorized and reserved for issuance by the Company and, upon issuance, payment and delivery pursuant to the terms of the Warrants, will be validly issued, fully paid and nonassessable.

MEI Pharma, Inc.

June 6, 2018

The opinions expressed herein are limited to the Delaware General Corporation Law and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included therein. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP